CDI Corp. Accelerates Payment of Quarterly Dividend

PHILADELPHIA, Dec. 3, 2012 /PRNewswire/ -- CDI Corp. (NYSE:CDI) (the "Company") today announced that its Board of Directors has approved an acceleration of the first quarter 2013 dividend typically paid in March. The $0.13 per share dividend is payable on December 26, 2012 to holders of record as of the close of business on December 14, 2012.

About CDI
CDI Corp. (NYSE:CDI) is an integrated, market-leading engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides Global Engineering & Technology Solutions and Professional Services Staffing through its global business operations in the Americas, EMEA and APAC. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) operating unit. Learn more at www.cdicorp.com.

CONTACT: Vincent J. Webb, Vice President, Investor Relations, +1-215-636-1240, Vince.Webb@cdicorp.com